Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Virgin Galactic Holdings, Inc.:

We consent to the use of our report dated February 27, 2020 with respect to the consolidated balance sheets of Virgin Galactic Holdings, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the years in the three-year period ending December 31, 2019, and the related notes, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

February 27, 2020